Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
February 3, 2016		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS
THIRD QUARTER FISCAL 2016 RESULTS

Minneapolis, MN, February 3, 2016 – Hawkins, Inc. (Nasdaq: HWKN) today announced third quarter results for fiscal 2016. Sales of $88.4 million for the three months ended December 27, 2015 represented an increase of 5.4% from $83.8 million for the same period of the prior year. Adjusted net income for the third quarter of fiscal 2016 was $3.0 million, or $0.28 per diluted share, compared to net income of $3.1 million, or $0.30 per diluted share, for the third quarter of the previous year. Adjusted net income for the third quarter of fiscal 2016 excludes pre-tax expenses of $2.7 million (approximately $2.1 million after tax, or $0.20 per diluted share) related to our acquisition of Stauber Performance Ingredients (“Stauber”) during the third quarter of fiscal 2016. Including the after-tax impact of the acquisition-related expenses, GAAP net income was $0.8 million, or $0.08 per diluted share, compared to net income of $3.1 million, or $0.30 per diluted share for the same period in fiscal 2015.

For the nine months ended December 27, 2015 Hawkins reported sales of $284.5 million as compared to $270.7 million for the same period of the prior year. Adjusted net income for the first nine months of fiscal 2016 was $15.4 million, or $1.46 per diluted share, compared to $15.3 million, or $1.44 per diluted share for the first nine months of fiscal 2015. Adjusted net income for the first nine months of fiscal 2016 excludes pre-tax expenses of $2.7 million (approximately $2.1 million after tax, or $0.20 per diluted share) related to our acquisition of Stauber. Including the after tax impact of the acquisition-related expenses, GAAP net income was $13.3 million, or $1.25 per diluted share for the first nine months of fiscal 2016, compared to $15.3 million, or $1.44 per diluted share for the same period in fiscal 2015.

“As we reported in early January, we are extremely pleased to have closed on the Stauber acquisition,” said Patrick Hawkins, Chief Executive Officer and President. “My enthusiasm for the Stauber business and its potential as part of Hawkins has continued to grow as we have had the opportunity to work more closely with the Stauber team. I believe our organizations fit together very well as we are both laser-focused on customer service and high quality products. As can be expected with a transaction of this magnitude, we incurred a large amount of expenses this past quarter to get the deal done, but because of the timing of the closing, we had no additional revenues or margin from the Stauber business in the quarter. The Stauber results are reported in our new Health and Nutrition segment. As previously stated, we expect the acquisition to be accretive to earnings in the first year post-transaction.”

“We are reporting higher gross profits this quarter compared to last year in both our existing Water Treatment and Industrial segments, but higher SG&A costs drove operating income lower,” Mr. Hawkins continued. “As we have stated for the last few quarters, we have been proactively adding sales and support resources in both segments and are expecting these investments to drive bottom-line growth in the near to mid-term as these new resources become fully integrated. Our Industrial and Water Treatment segments continue to be negatively impacted by lower product volumes sold into the oil and gas industry.  In addition, we are seeing lower selling prices from lower product costs on our larger bulk commodity products, which mostly impact our Industrial segment.”

For the third quarter of fiscal 2016, Industrial segment sales were $59.3 million, an increase of $1.5 million from the same period of the prior year. The growth in sales was driven by increased sales volumes, particularly sales of our products that carry higher per-unit selling prices, partially offset by lower selling prices resulting from lower product costs on certain high volume bulk products. Water Treatment segment sales were $29.0 million for the most recent quarter, an increase of $3.0 million, or 11.7%, from the same period of the prior year. Sales at our acquired locations increased by $2.7 million compared to the prior year. The majority of these locations were acquired during the third quarter of fiscal 2015 with additional business acquired late in the second quarter of fiscal 2016. Also contributing to the year-over-year increase was a moderate increase in overall sales volumes at our other existing locations.

Company-wide gross profit for the third quarter of fiscal 2016 was $14.7 million, or 16.6% of sales, an increase of 7.8% from $13.6 million, or 16.3% of sales, for the same period of the prior year. The LIFO method of valuing inventory had a nominal impact on gross profit for the quarter, and decreased gross profit by $0.3 million for the same period of the prior year.

Gross profit for the Industrial segment was $7.5 million, or 12.6% of sales, for the quarter, compared to $7.0 million, or 12.1% of sales, for the same period of the prior year. The increase in gross profit dollars was driven by an increase in sales volumes year over year, particularly sales of certain products that generate higher per-unit margins. The LIFO method of valuing inventory had a nominal impact on gross profit in the third quarter of the current year but decreased gross profit by $0.3 million in the prior year.
Gross profit for the Water Treatment segment was $7.2 million, or 24.9% of sales, for the quarter, compared to $6.6 million, or 25.5% of sales, for the same period of the prior year. The increase in gross profit dollars was primarily driven by profits from our acquired locations. In addition, product margins at many of our other locations increased year over year on increased volumes, offset somewhat by increased operating expenses. The LIFO method of valuing inventory had a nominal impact on gross profit in the third quarter of the current year and prior year.

Company-wide selling, general and administrative expenses were $12.8 million for the quarter, compared to $8.7 million for the same period of the prior year. We incurred $2.7 million of expenses in connection with the Stauber acquisition, which are included in our new Health and Nutrition segment. In our Water Treatment segment, the $0.7 million expense increase was driven by our acquired locations, largely due to the added costs as a result of the Davis acquisition late in the second quarter of fiscal 2016, as well as increased expenses related to additional sales personnel in our other locations. Expenses also increased by $0.7 million in our Industrial segment driven by the addition of sales personnel and other increased wages and benefits costs.

We borrowed $131.0 million to partially fund the acquisition of Stauber in the third quarter of fiscal 2016. As a result, adjusted EBITDA, a non-GAAP financial measure, has become an important performance indicator and a key compliance measure under the terms of our new Credit Agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended December 27, 2015 was $8.5 million compared to $8.6 million for the same period in the prior year, due to lower operating income from our Industrial and Water Treatment segments. Due to the timing of the Stauber acquisition, no operating activity is included in our third quarter or year-to-date adjusted EBITDA for our new Health and Nutrition segment. Our results will include this segment starting with the fourth quarter of fiscal 2016.

Our effective income tax rate of 56.1% during the during the third quarter of fiscal 2016 was significantly impacted by approximately $0.5 million of tax expense associated with $1.3 million of Stauber acquisition-related expenditures which are not deductible for tax purposes and were recorded as discrete items during the three months ended December 27, 2015, partially offset by an approximately $0.2 million tax benefit related to other state tax related discrete items.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted net income, adjusted diluted earnings per share and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses each of these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.
A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three months ended December 27, 2015			Three months ended December 28, 2014
(In thousands, except share and per share data)	Income before income taxes	Net Income	Diluted earnings per share (1)	Income before income taxes	Net Income	Diluted earnings per share (2)
As Reported (GAAP)	$1,857	$815	$0.08	$4,960	$3,146	$0.30
Add impact of costs related to Stauber acquisition	2,690	2,145	0.20	—	—	—
As Adjusted	$4,547	$2,960	$0.28	$4,960	$3,146	$0.30
(1) 10,528,126 shares used in calculating diluted earnings per share
(2) 10,614,740 shares used in calculating diluted earnings per share

	Nine months ended December 27, 2015			Nine months ended December 28, 2014
(In thousands, except share and per share data)	Income before income taxes	Net Income	Diluted earnings per share (3)	Income before income taxes	Net Income	Diluted earnings per share (4)
As Reported (GAAP)	22,215	$13,284	$1.25	24,428	$15,314	$1.44
Add impact of costs related to Stauber acquisition	2,690	2,145	0.20	—	—	—
As Adjusted	$24,905	$15,429	$1.46	$24,428	$15,314	$1.44
(3) 10,591,543 shares used in calculating diluted earnings per share
(4) 10,623,148 shares used in calculating diluted earnings per share

Adjusted EBITDA	Three months ended		Nine months ended
(In thousands)	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net Income (GAAP)	$815	$3,146	$13,284	$15,314
Interest (income) expense, net	27	(15)	21	(11)
Income tax expense	1,042	1,814	8,931	9,114
Amortization of intangibles	315	237	915	602
Depreciation expense	3,203	2,941	9,553	8,648
Non-cash compensation expense	408	469	1,277	1,233
Non-recurring costs, Stauber acquisition	2,690	—	2,690	—
Adjusted EBITDA	$8,500	$8,592	$36,671	$34,900

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2015, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

HAWKINS, INC. REPORTS
THIRD QUARTER, FISCAL 2016 RESULTS
February 3, 2016

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Sales	$88,375	$83,825	$284,463	$270,742
Cost of sales	(73,666)	(70,183)	(229,208)	(220,482)
Gross profit	14,709	13,642	55,255	50,260
Selling, general and administrative expenses	(12,825)	(8,697)	(33,019)	(25,843)
Operating income	1,884	4,945	22,236	24,417
Interest (expense) income, net	(27)	15	(21)	11
Income before income taxes	1,857	4,960	22,215	24,428
Income tax provision	(1,042)	(1,814)	(8,931)	(9,114)
Net income	$815	$3,146	$13,284	$15,314

Weighted average number of shares outstanding - basic	10,478,266	10,564,990	10,534,933	10,564,401
Weighted average number of shares outstanding - diluted	10,528,126	10,614,740	10,591,543	10,623,148

Basic earnings per share	$0.08	$0.30	$1.26	$1.45
Diluted earnings per share	$0.08	$0.30	$1.25	$1.44

Cash dividends declared per common share	$—	$—	$0.40	$0.38